Exhibit 99.1

[LOGO OF DIAMETRICS MEDICAL]

Contacts:
Lippert/Heilshorn & Associates	Diametrics Medical, Inc.
Ina McGuinness (imcguinness@lhai.com)	Larry Betterley, CFO
Bruce Voss (bvoss@lhai.com)	Dave Kaysen, CEO
(310) 691-7100	(651) 639-8035
www.lhai.com

Diametrics Medical Reports First Quarter Financial Results

Company Secures Interim Financing

ST. PAUL, Minn. (May 14, 2003) – Diametrics Medical, Inc. (Nasdaq: DMED) today announced financial results for the three months ended March 31, 2003, and completion of $1.5 million of interim financing with the Mercator Advisory Group, through its designated funds.

Total revenue for the first quarter of 2003 was $2.2 million, a decrease from $5.5 million in the first quarter of 2002, but an increase of 14% from $1.9 million in the fourth quarter of 2002. Sixty-six percent of 2003 first quarter product revenue was from intermittent testing products and 34% was from continuous monitoring products. Disposable products represented 71% of first quarter product revenue, including approximately 311,000 intermittent testing cartridges and 1,700 continuous monitoring sensors sold during the quarter. Hardware sales included 54 IRMA analyzers and 14 TrendCare monitors.

Sales of Diametrics’ products compared to the prior year’s first quarter were primarily affected by the late 2002 termination of the Company’s exclusive distribution agreement with Philips Medical Systems. The transition to a new distributor and direct sales force channel model began in November 2002 and is contributing to the revenue growth over the fourth quarter of 2002.

The net loss for the first quarter of 2003 was $2.9 million, or $0.11 per share, compared with a net loss of $1.1 million, or $0.04 per share, in the comparable prior-year quarter. The loss for the quarter was lower than anticipated due to an increase in average selling prices and the implementation of cost controls during the quarter.

Highlights of the quarter and recent weeks include:

•

Completed a $1.5 million interim financing through the sale of 15,000 shares of Series E Convertible Preferred Stock at $100 per share. The stock is convertible at any time into Diametrics’ common stock at 88% of the volume weighted average trading price of the common stock for the five consecutive trading days before the conversion date, but no greater than $0.75 per share and no less than $0.35 per share. The preferred stock is callable by the Company during the first 12 months and 50% may be put back to the Company upon the occurrence of certain events. Five year warrants to purchase 735,000 shares of the Company’s common stock, at $0.35 per share, were also issued in conjunction with the financing. The warrants are exercisable after the conversion of the preferred stock.

•	Received an order for TrendCare Continuous Blood Gas Monitoring Systems from the world-renowned Mayo Clinic of Rochester, Minnesota for use in its pediatric and adult cardiac anesthesia programs. Mayo Clinic is widely recognized for its state-of-the-art patient care facilities.

•	Established a 19-month contract to supply Diametrics’ intermittent and continuous blood analysis and monitoring equipment to the healthcare alliance members of Broadlane. Broadlane is a major provider of contracting services, clinical services and technology to many of the nation’s largest and most complex healthcare systems.

•	Appointed healthcare industry veteran Robert Simmons, Jr. to the newly created position of Vice President, Health Systems on a contract basis. Simmons’ role will be to assist the Company in developing further relationships and implementing marketing strategies with group purchasing organizations (GPOs) and health systems on a national basis. During his career, Simmons has successfully worked with major GPOs including Premier, Novation, MedAssets, Consorta and AmeriNet.

•	Expanded the Company’s direct sales and support organization to more than 20 members and expanded the distributor network in key geographic regions to 20 distributors in key geographies.

•	Successfully renegotiated an amended distribution agreement with Philips Medical Systems that extends through October 31, 2004. Under the terms of the amended agreement, Philips will continue to sell and provide support for disposable cartridges, sensors and related accessories for Diametrics’ IRMA Blood Analysis and TrendCare Continuous Blood Gas Monitoring systems and the Philips’ Blood Analysis Portal System on a non-exclusive basis to its existing base of customers. In addition, both Philips and Diametrics will have the right to sell the Blood Analysis Portal System worldwide.

•	Renegotiated the terms of the Company’s $7.3 million, 7% Convertible Senior Secured Fixed Rate Notes due August 4, 2003, to extend repayment of the notes to August 4, 2005. In exchange, Diametrics agreed to reduce the conversion price of the notes to $3.51 per share for the majority of the notes, and to use 50% of the net proceeds from the issuance of any equity securities prior to August 4, 2005, in excess of $10 million, to pay down the principal of the notes. In addition, warrants to purchase 4.26 million shares of common stock were issued at an exercise price of $0.94 per share.

“We continue to make rapid and tangible progress on a number of fronts during 2003,” stated David B. Kaysen, chief executive officer of Diametrics Medical. “Completing the amendment to the Philips agreement and extending the Convertible Notes were important milestones for the Company. Securing the interim financing provides us with critical funding as we evaluate several strategic business alternatives, which may potentially include sale of segments of the business.”

Kaysen concluded, “We now have implemented sales and marketing programs, which are ramping up and building momentum. With successes such as the Mayo Clinic order and the recent Broadlane contract, we are optimistic about our ability to grow sales of our products in this specialized market.

We expect the addition of Bob Simmons, who has an excellent track record in working with major health systems and in penetrating this market, to further support our goal of driving sales.”

Financial Guidance

The Company expects revenue and net loss for the second quarter of 2003 to be similar to or better than that of the first quarter of 2003. The quarterly revenue and net loss are expected to progressively improve throughout the remainder of 2003, as the newly created sales capabilities begin to show positive results. Total revenue for the year 2003 is expected to be lower than 2002 and the net loss is expected to be higher than 2002. These levels are exclusive of the impact of any unusual or non-recurring items, and are dependent upon the timing and nature of new strategic alliances intended to be consummated during the year and the success rate of the Company’s new sales organization.

Investor Conference Call

Diametrics will conduct a live webcast today, Wednesday, May 14, at 11:00 a.m. Eastern Daylight Time to discuss its first quarter financial results, and provide a business update and outlook for 2003. Interested parties may listen to the call via the Internet at http://www.diametrics.com.

About Diametrics Medical, Inc.

Diametrics Medical is a leader in critical care technology. The Company’s products improve the quality of healthcare delivery by providing immediate, accurate and cost-effective blood and tissue diagnostic information. Primary products include the IRMA®SL point-of-care blood analysis system; the TrendCare® continuous blood gas monitoring system, including Paratrend® and Neotrend® for use with adult, pediatric and neonatal patients; the Neurotrend® cerebral tissue monitoring system; and the Integrated Data Management System (idms). Additional information is available at the Company’s Web site www.diametrics.com.

The preceding financial guidance information is specifically forward looking and is based on information currently available to senior management. Actual financial results may differ. Statements regarding the company’s expectations about new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, the success of its sales and marketing efforts and strategic alliances, technology advances and product obsolescence, competitive factors, and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company’s filings with the Securities and Exchange Commission.

Financial Statements to Follow

DIAMETRICS MEDICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2003	2002
Net revenue	$2,176,667	$5,462,874

Cost of revenue	1,757,746	4,005,279

Gross profit	418,921	1,457,595

Operating expenses:
Research and development	1,131,506	1,221,637
Selling, general and administrative	2,048,493	1,183,946

Total operating expenses	3,179,999	2,405,583

Operating loss	(2,761,078)	(947,988)

Other expense, net	(129,543)	(111,003)

Net loss	$(2,890,621)	$(1,058,991)

Basic and diluted net loss per common share	$(0.11)	$(0.04)

Weighted average number of common shares outstanding	26,835,451	26,804,451

DIAMETRICS MEDICAL, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,452,794	$3,964,791
Receivables	1,105,979	1,090,480
Inventories	3,491,589	3,570,515
Prepaid expenses and other current assets	224,501	359,551

Total current assets	6,274,863	8,985,337

Property and equipment, net	4,262,114	4,458,740

Other assets	6,700	6,700

	$10,543,677	$13,450,777

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$2,438,552	$2,486,623
Other current liabilities	198,860	7,503,930

Total current liabilities	2,637,412	9,990,553

Long-term liabilities, excluding current portion	10,071,713	2,789,328

Shareholders' equity (deficit)	(2,165,448)	670,896

	$10,543,677	$13,450,777